Exhibit 99.1

Envestnet Appoints Luis A. Aguilar and Gayle Crowell to the Board of Directors and Resignation of Cynthia Egan and Retirement of Yves Sisteron

Chicago, IL —March 30, 2016 — Envestnet (NYSE: ENV), a leading provider of unified wealth management technology and services to financial advisors, today announced the appointment of  Luis A. Aguilar and Gayle Crowell to its Board of Directors and as members of each of the Nominating and Governance Committee, and Compensation Committee, respectively effective March 29, 2016.

Mr. Aguilar was a Commissioner of the U.S. Securities and Exchange Commission from July 2008 through his retirement in December 2015. Prior to his appointment as an SEC Commissioner, Mr. Aguilar was a partner with the international law firm of McKenna Long & Aldridge, LLP (subsequently merged with Dentons US LLP), specializing in corporate and securities law. Mr. Aguilar’s previous experience includes serving as the general counsel, head of compliance, executive vice president, and corporate secretary of Invesco, with responsibility for all legal and compliance matters regarding Invesco Institutional.  While at Invesco, he was also managing director for Latin America in the 1990’s, and president of one of Invesco’s broker-dealers.  His career also includes tenure as a partner at several prominent national law firms: Alston & Bird LLP; Kilpatrick Townsend & Stockton LLP; and Powell Goldstein Frazer & Murphy LLP (subsequently merged with Bryan Cave LLP).

He began his legal career as an attorney at the U.S. Securities and Exchange Commission.  Mr. Aguilar represented the SEC as its liaison to both the North American Securities Administrators Association and to the Council of Securities Regulators of the Americas. He also served as the sponsor of the SEC’s first Investor Advisory Committee.  Mr. Aguilar is a graduate of the University of Georgia School of Law, and also received a master of laws degree in taxation from Emory University. He had earlier earned a bachelor’s degree from Georgia Southern University.

Ms. Crowell has served as an operational business consultant for Warburg Pincus LLC, a private equity firm, since June 2001. She served as lead independent director of Yodlee, Inc. since March 2014 and as a member of the Yodlee, Inc. Board of Directors from July 2002 until November 19, 2015 when Yodlee, Inc. was acquired by Envestnet.  Ms. Crowell currently serves on the board of directors of MercuryGate International, Inc., a cloud-based transportation management system technology provider, as well as Dude Solutions Inc., a provider of facilities maintenance software.  Ms. Crowell holds a B.S. in education from the University of Nevada at Reno.

“With their breadth of industry and finance experience, Luis and Gayle are valuable additions to our Board,” said Jud Bergman, Chairman and CEO.

The Company also announced its acceptance of the resignation of Cynthia Egan from the Board of Directors and announced the pending retirement of Yves Sisteron from the Board of Directors when his term expires at the Company’s annual meeting in May 2016.

“On behalf of the entire Board, I thank Cynthia and Yves for their service to Envestnet,” concluded Mr. Bergman.  “In her short tenure on the Board, Cynthia made a positive impact.  Yves and his firm were one of the early investors in Envestnet and we have benefitted greatly from Yves’ leadership and counsel over the many years of our affiliation.”

The Company also announced the appointment of Gregory Smith as Chairman of the Audit Committee and James Fox as the Chairman of the Compensation Committee to replace Ms. Egan.

About Envestnet

Envestnet, Inc. (NYSE: ENV) is a leading provider of unified wealth management technology and services to investment advisors. Our open-architecture platforms unify and fortify the wealth management process, delivering unparalleled flexibility, accuracy, performance and value. Envestnet solutions enable the transformation of wealth management into a transparent, independent, objective and fully-aligned standard of care, and empower advisors to deliver better outcomes.

Envestnet’s Advisor Suite® software empowers financial advisors to better manage client outcomes and strengthen their practices. Envestnet provides institutional-quality research and advanced portfolio solutions through our Portfolio Management Consultants group, Envestnet | PMC®.  Envestnet | Tamarac provides leading rebalancing, reporting and practice management software.

Envestnet | Yodlee is a leading data aggregation and data analytics platform powering dynamic, cloud-based innovation for digital financial services. More than 950 companies, including 12 of the 20 largest U.S. banks and hundreds of Internet services companies, subscribe to the Envestnet | Yodlee platform to power personalized financial apps and services for millions of consumers. Envestnet | Yodlee solutions help transform the speed and delivery of financial innovation, improve digital customer experiences, and drive better outcomes for our clients and their customers.

For more information on Envestnet, please visit www.envestnet.com and follow @ENVintel (https://twitter.com/envintel).

Contacts
Investor Relations	Media Relations
investor.relations@envestnet.com	mediarelations@envestnet.com
(312) 827-3940